Exhibit 10.12
Omeros Medical Systems, Inc.
August 16, 2001
Marcia S. Kelbon
9981 Kingston Farm Road
Kingston, WA 98346
Dear Marcia:
     On behalf of Omeros Medical Systems, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Patent and General Counsel, of the Company. Speaking for myself, as well as the other members of the Company’s Board of Directors, we are all very impressed with your credentials and we look forward to your future success in this position.
     The terms of your new position with the Company are as set forth below:
     1. Position.
          a. You will become the Vice President, Patent and General Counsel, working out of the Company’s headquarters office in Seattle, Washington. As Vice President, Patent and General Counsel, you will have overall responsibility for the management of the Company’s patent portfolio, assist the Company in other legal matters and facilitate interactions with legal firms engaged by the Company. You will report to the Company’s CEO.
          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the first four (4) months of your employment, if requested by attorneys at Christensen O’Connor Johnson and Kindness, PLLC (COJK), you may provide consulting services for COJK to assist in the transition of legal services for your previous clients at COJK. During the term of your employment, you agree that you will devote all of your business time and attention (except as previously provided in connection with consulting for COJK) to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, consulting and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than two percent (2%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
     2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company in October 2001, the specific date to be mutually agreed by you and the Company’s CEO.

     3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
     4. Compensation. You will be paid a monthly salary of $15,691.67 which is equivalent to $188,300 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy.
     5. Stock Options. In connection with the commencement of your employment, the Company has recommended that the Board of Directors grant you an option (the “Option”) to purchase 210,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value ($0.265) on the date of the grant. 18.75% of the total number of Shares subject to the Option shall vest on the date nine (9) months (the “Cliff Period”) from the vesting commencement date; thereafter, 1/48th of the total number of Shares subject to the Option shall vest on the monthly anniversary of the vesting commencement date, for so long as the optionee remains an employee of or consultant to the Company. If the Company terminates your employment for reasons other than your performance during the Cliff Period, 1/48th of the total number of Shares subject to the Option shall vest for each month of your employment by the Company. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Amended and Restated 1998 Stock Option Plan (the “Plan”) and the Stock Option Agreement between you and the Company. In the event of an acquisition of the Company, if your employment is terminated without cause by the acquiring entity during the term of the Option, vesting of 100% of the Shares subject to the Option shall automatically be accelerated.
     6. Benefits.
          a. Insurance Benefits. The Company will provide you with its standard disability insurance coverage.
          b. Paid time off. You will be entitled to three weeks paid time off per year, increasing to fours weeks paid time off per year after twelve months of employment, and an additional ten paid holidays per year.
     7. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
     8. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
     9. At-Will Employment. Notwithstanding the Company’s obligation described in Section 8 above, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.
     We are all delighted to be able to extend you this offer, Marcia, and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

OMEROS MEDICAL SYSTEMS, INC.

/s/ Gregory Demopulos

Gregory A. Demopulos, M.D.
Chairman of the Board and CEO

ACCEPTED AND AGREED:

MARCIA S. KELBON

/s/ Marcia Kelbon

Signature

8/17/01

Date

Enclosure:	Proprietary Information and Inventions Agreement